EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-34702, 333-31354 and 333-75649 on Form S-3 and Registration Statement No. 333-108483 on Form S-l and Registration Statement Nos. 33-44752, 33-97468, 333-13283, 333-48768, 333-48772, 333-50357, 333-71011, 333-72988, 333-89573, 333-89575, 333-107206, 333-107208, 333-109376 and 333-124269 on Form S-8 of our reports dated June 14, 2006, relating to the financial statements of Alkermes, Inc. (which includes an explanatory paragraph regarding the adoption of DIG Issue B-39) and management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alkermes, Inc. and subsidiaries for the year ended March 31, 2006.

/s/  DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 14, 2006